Exhibit 99.1

FOR IMMEDIATE RELEASE:

May 6, 2013

USEC Reports First Quarter 2013 Results

•	Net loss of $2.0 million on revenue of $320.4 million
•	American Centrifuge testing underway with completion of cascade construction
•	RD&D program incremental funding through September appropriated
•	Listing standards notice received from NYSE

BETHESDA, Md. – USEC Inc. (NYSE:USU) today reported a net loss of $2.0 million or 2 cents per basic and diluted share for the quarter ended March 31, 2013 compared to a net loss of $28.8 million or 24 cents per basic and diluted share for the first quarter of 2012.

The financial results for the first quarter 2013 reflect a reduction in separative work unit (SWU) revenue and lower gross profit compared to the same period of 2012.  Results include the recognition of $47.6 million of other income from U.S. Department of Energy (DOE) pro-rata cost sharing support for the research, development and demonstration (RD&D) program, offset by increased advanced technology costs.  In addition, USEC completed the sale of its subsidiary NAC International on March 15, 2013. The sale and results of NAC operations through the date of divestiture are presented under net income from discontinued operations. The March 31, 2013, cash balance was $71.9 million after repaying an $83.2 million term loan and an account payable to Russia of $209.8 million.

 “Our employees at the Paducah plant continue to deliver the highest quality enriched uranium from the 60-year-old plant,” said John K. Welch, USEC president and chief executive officer. “While we continue to pursue options for a short-term extension of enrichment at Paducah beyond May 31, we also continue to prepare to cease enrichment in early June.”

Welch said, “Looking to our future, the RD&D program at the American Centrifuge Plant is also going well. During the quarter, construction of the demonstration cascade in Piketon, Ohio, was completed; we achieved program milestones; and we have begun testing control systems and support equipment for the 120-machine cascade.  We remain on schedule to complete the program during 2013.

“The decline in our cash balance at the end of the first quarter was the expected result of paying off our term loan in the first quarter and a substantial year-end payable to the Russians under the Megatons to Megawatts program. We expect the cash balance to improve over the next several quarters through positive cash flow from operations,” Welch said.

Revenue

Revenue for the first quarter of 2013 was $320.4 million, a decrease of $221.6 million or 41 percent compared to the same quarter of 2012. Revenue from the sale of SWU for the quarter was $290.2 million compared to $537.9 million in the same period last year. The volume of SWU sales decreased 49 percent in the quarter reflecting the variability in timing of utility customer orders and the expected decline in SWU deliveries in 2013 compared to 2012. The average price billed to customers for sales of SWU increased 5 percent reflecting the particular contracts under which SWU were sold during the periods. Revenue from the sale of uranium was $27.6 million in the first quarter of 2013 compared with no sales in the first quarter of 2012. Revenue from the contract services segment was $2.6 million in the first quarter of 2013 compared to $4.1 million in the same period of 2012, reflecting reduced contract services performed for DOE and DOE contractors and reserves of revenue of $0.8 million in the first quarter of 2013 pending resolution of cost allocations to the closeout of the cold shutdown contract. Revenue and costs for NAC in both periods are included in discontinued operations.

In a number of sales transactions, USEC transfers title and collects cash from customers but does not recognize the revenue until the low enriched uranium (LEU) is physically delivered.  At March 31, 2013, deferred revenue totaled $112.1 million compared to $123.1 million at December 31, 2012. The gross profit associated with deferred revenue as of March 31, 2013, was $5.9 million.

Cost of Sales and Gross Profit Margin

Cost of sales for the quarter ended March 31, 2013, for SWU and uranium was $303.8 million, a decrease of $197.4 million or 39 percent, compared to the corresponding period in 2012 due to lower SWU sales volume, partially offset by uranium sales and higher unit SWU costs in the current period. Cost of sales per SWU was 7 percent higher in the quarter compared to the first quarter of 2012. Cost of sales for SWU reflects monthly moving average inventory costs based on production and purchase costs.

The shorter expected service life of the Paducah GDP resulted in accelerated charges to expense of $2.8 million in three months ended March 31, 2013, including $2.0 million of accelerated depreciation. In the corresponding quarter in 2012, cost of sales was reduced by approximately $14.6 million for revisions to prior accrued amounts related to estimated disposal costs for depleted uranium and property taxes related to enrichment operations. Excluding the effects of these items, cost of sales per SWU was approximately 3 percent higher in the three months ended March 31, 2013, compared to the same period in 2012.

Production costs declined $37.9 million, or 17 percent, as production volume declined 14 percent in the three months ended March 31, 2013, compared to the corresponding period in 2012. The unit production cost declined 3 percent in the first quarter of 2013 compared to the corresponding period in 2012. Production in the quarter consisted of enrichment of depleted uranium under the one-year multi-party arrangement with Energy Northwest, the Bonneville Power Administration, the Tennessee Valley Authority (TVA) and DOE. The average cost per megawatt hour declined 3 percent in the three months ended March 31, 2013, compared to the corresponding period in 2012, reflecting lower unit power costs commencing in June 2012 under the amended TVA power contract.

We historically have purchased approximately 5.5 million SWU per year under the Megatons to Megawatts program, and under our agreed upon shipping schedule, there were no deliveries in the first quarter of either 2012 or 2013.

Cost of sales for contract services was $3.3 million in the first quarter, a decrease of $0.8 million over the same period last year.

The gross profit for the first quarter was $13.3 million, a decrease of $23.4 million over the same period in 2012. The gross profit margin for the 2013 period was 4.2 percent compared to 6.8 percent in the first quarter of 2012.  Gross profit for the LEU segment declined $22.7 million due to lower SWU sales volume and lower unit profit margins.

Advanced Technology, Special Charges, Other Income and Interest

Advanced technology costs increased $22.6 million in the three months ended March 31, 2013, compared to the corresponding period in 2012, reflecting increased development activity in connection with the RD&D program. All American Centrifuge project costs in both periods were expensed.

Selling, general and administrative expenses in the first quarter were $12.9 million, a decrease of $0.7 million over the same period in 2012, reflecting a decrease of $1.1 million in salaries and other compensation partially offset by an increase of $0.3 million in employee benefits costs.

Our business is in a state of significant transition. In early 2012, we initiated an internal review of our organizational structure and engaged a management consulting firm to support this review. We are also engaged with our advisors and certain stakeholders on alternatives for a possible restructuring of our balance sheet. Costs for these advisors totaled $2.4 million in the first quarter of 2013 compared to $4.5 million in the first quarter of 2012. Additionally, a charge of $1.9 million was incurred in the first quarter of 2012 for one-time termination benefits for affected employees at our American Centrifuge design and engineering operations in Oak Ridge, Tenn., and our headquarters operations located in Bethesda, Md.

DOE and USEC provide pro-rata cost sharing support for continued American Centrifuge activities under our June 2012 cooperative agreement, as amended. In the first quarter of 2013, DOE’s pro-rata share of 80 percent, or $47.6 million, for qualifying American Centrifuge expenditures is recognized as other income in the three months ended March 31, 2013.

Interest expense was $13.3 million, an increase of $0.6 million in the three months ended March 31, 2013, compared to the corresponding period in 2012. In connection with amendments of our credit facility in March 2013 and March 2012, previously deferred financing costs of $1.7 million and $1.4 million were expensed in the first quarters of 2013 and 2012, respectively.

Net Results from Continuing and Discontinued Operations

The net loss from continuing operations improved $5.6 million in the three months ended March 31, 2013, compared to the corresponding period in 2012, reflecting DOE’s pro-rata cost sharing support for the RD&D program included in other income, partially offset by the after-tax effects of lower gross profits and increased advanced technology costs.

USEC sold its NAC subsidiary on March 15, 2013, to Hitz Holdings U.S.A. Inc. (Hitz), a subsidiary of Hitachi Zosen Corporation. Results of NAC operations through the date of divestiture are presented under net income from discontinued operations for the three months ended March 31, 2013 and 2012. Net income from discontinued operations for the three months ended March 31, 2013, of $21.7 million includes USEC’s gain on the sale of $35.6 million, representing the cash proceeds from the sale less the net carrying amount of NAC assets and liabilities of $5.5 million (including goodwill of $6.8 million) and transaction costs of $2.1 million.

Cash Flow

At March 31, 2013, USEC had a cash balance of $71.9 million compared to $292.9 million at December 31, 2012, and $72.3 million at March 31, 2012. Cash flow used by operations in the first quarter of 2013 was $175.3 million, compared to cash flow provided by operations of $47.7 million in the previous year’s period.  Inventories declined $57.1 million in the three-month period due to monetization of inventory produced in the prior year. Payment of the Russian Contract payables balance of $209.8 million, for deliveries in prior periods, was a significant use of cash flow in the three months ended March 31, 2013.

Cash proceeds on the sale of NAC of $39.9 million were received in the three months ended March 31, 2013. On April 23, 2013, an additional $3.3 million in cash proceeds on the sale of NAC were received representing the final remaining purchase price adjustment.

On March 14, 2013, we amended our credit facility that was scheduled to mature on May 31, 2013. The amended revolving credit facility totals $110.0 million (including letters of credit of up to $50.0 million or $25.0 million upon cessation of enrichment at the Paducah GDP) and matures on September 30, 2013. USEC also repaid the $83.2 million outstanding on the term loan under its 2012 credit facility.

Paducah Plant Update

USEC enriches uranium at the Paducah Gaseous Diffusion Plant (GDP) that we lease from DOE. We are currently continuing enrichment at the plant in support of a multi-party arrangement to re-enrich DOE’s depleted uranium that expires on May 31, 2013. We are preparing to transition our enrichment technology to the American Centrifuge over the next several years, but managing this transition has been made more challenging by the prolonged outage of more than 50 reactors in Japan and Germany. These shutdowns have significantly affected the global supply and demand for LEU. An oversupply of nuclear fuel available for sale has increased over time and has resulted in significant downward pressure on market prices for LEU. These market conditions have challenged our business, including efforts to continue enrichment at the Paducah GDP.

We are currently in discussions with potential interested parties for a short-term extension of enrichment at the Paducah GDP beyond May 31, 2013.  However, we have no assurance that we will reach an agreement or other arrangement to support continued enrichment beyond May 31.  We also have no assurance regarding the terms of any agreement that we may reach and the impact of those terms on our results of operations.

A short-term extension of enrichment at Paducah beyond May 31 would be expected to provide additional cash from operations during 2013 and to reduce some transition expenses.  However, such an extension may not produce the anticipated cash or cost savings.  The economics to us of any extension are significantly challenged in light of current SWU market conditions and power prices.  If we do not reach an agreement, we expect to commence actions to cease enrichment at the Paducah GDP in the near term. We are currently in discussions with DOE regarding the timing of our de-lease and are seeking to minimize our transition costs, which could be substantial.  We are also seeking to manage the impacts of the Paducah transition on our existing business.

American Centrifuge Update

We continued to make progress in demonstrating the American Centrifuge technology in the first quarter of 2013. On April 3, 2013, USEC announced that it has completed construction of its American Centrifuge commercial demonstration cascade in Piketon, Ohio. This 120-machine cascade is the centerpiece of the cooperative RD&D program. The objectives of the RD&D program are to demonstrate the American Centrifuge technology through the construction and operation of a commercial demonstration cascade and sustain the domestic U.S. centrifuge technical and industrial base for national security purposes and potential commercialization of the American Centrifuge technology. This includes activities to reduce the technical risks and improve the future prospects of deployment of the American Centrifuge technology.

Construction activities included preparing the cascade for machine installation, making physical improvements to the facilities, removing existing cascade support equipment and installing new infrastructure systems. Cascade construction involved more than 300 workers, including many local union tradesmen who worked more than 150,000 man-hours without a recordable injury or lost-time accident.  The RD&D program as a whole supports more than 1,100 jobs and utilizes more than 160 companies from 28 states.

With cascade construction complete, the project team will continue system testing in preparation for formal integrated systems testing required before the cascade becomes operational later this year. This will enable us to demonstrate redundancy of the primary cascade support systems for commercial plant operation and to complete integrated system testing against operational requirements. We plan to incorporate the 120-machine cascade in the full commercial plant of 96 identical cascades. We are also updating a commercialization plan for the American Centrifuge project following the completion of the RD&D program and working to improve our balance sheet to position USEC financially to move forward as a stronger sponsor of the American Centrifuge project. In 2013, we expect to update our application for a $2 billion loan guarantee from DOE, obtain additional debt and equity financing for the project and secure additional sales commitments. As part of the commercialization effort, we expect to need additional investors in the project, which would reduce our ownership in the project.

The cooperative agreement between USEC and DOE defines the scope, funding and technical goals for the RD&D program. The program schedule runs from June 1, 2012, through December 31, 2013.  The total investment in the program will be up to $350 million, with DOE providing 80 percent, and USEC providing 20 percent of the total. DOE’s total contribution would be up to $280 million and our contribution would be up to $70 million. The cooperative agreement is being incrementally funded, and $177.8 million of DOE funding has been provided. The amount of federal funding made available to date is expected to fund RD&D program activities through June 15, 2013. The recently enacted Fiscal Year 2013 continuing appropriations resolution included additional funding for continued work on the RD&D program at an annual rate of $110 million, which is expected to fund the RD&D program through September 30, 2013.  We have adjusted our program spending to accommodate changes to the timing and amount of federal funding, and we remain on schedule and budget to complete the RD&D program by the end of 2013. We will continue to work with Congress and the Administration to fund the RD&D program through December 2013 and achieve the remaining program milestones.

The June 2012 cooperative agreement with DOE, as amended most recently on March 15, 2013, includes technical milestones for the RD&D program. To date, four milestones have been achieved and five remain. USEC recently achieved, and on May 1, 2013, DOE certified satisfactory completion of two milestones relating to (1) testing on extended feed rate range and (2) testing machine performance parameters. Both tests demonstrated advanced design features and robustness of the centrifuges to adverse operating conditions.

In addition, the cooperative agreement contains non-binding performance indicators that are designed to be achieved throughout the RD&D program and ensure that the RD&D program is on track to achieve the milestones and other program objectives. Although the performance indicators are non-binding, the failure to achieve a performance indicator could cause DOE to take actions that are adverse to USEC. By manufacturing the 120 AC100 centrifuges required for the demonstration cascade, the program has met the third out of five performance indicators.

2013 Outlook Update

As previously noted, due to the uncertainties inherent in USEC’s period of transition, we are limiting our guidance for USEC’s financial results and operating metrics for 2013. We expect SWU deliveries in 2013 to be lower compared to 2012.  At this time, we are not updating the guidance provided in the annual report on Form 10-K and year-end earnings news release of March 18, 2013.

We are in the midst of an RD&D program that has an 80 percent DOE and 20 percent USEC cost share. We have adjusted our program spending to accommodate changes to the timing and amount of federal funding. Federal funding for the program has been incremental and subject to Congressional action. As noted earlier, appropriations are in place to fund the RD&D program through September 30, 2013.

Our financial guidance is subject to a number of assumptions and uncertainties that could affect results either positively or negatively.  Variations from our expectations could cause substantial differences between our guidance and ultimate results.  Among the factors that could affect our results are:

•	Our ability to reach an agreement for a potential short-term extension of enrichment at the Paducah GDP beyond May 31, 2013, and the terms of any such agreement;

•	The timing and amount of potential severance costs, pension and post-retirement benefit costs and other costs related to the transition of the Paducah GDP;

•	The timing of recognition of previously deferred revenue;

•	Movement and timing of customer orders; and

•	Changes to SWU and uranium price indicators, and changes in inflation that can affect the price of SWU billed to customers.

Continued Listing Standards Notice from NYSE

USEC has been notified by the New York Stock Exchange that the Company has fallen below the exchange’s continued listing standards related to minimum market capitalization in combination with stockholders’ equity.

The Company’s common stock continues to trade on the NYSE.  USEC is below the continued listing criteria established by the NYSE because the Company’s market capitalization has averaged less than $50 million in a recent consecutive 30 trading-day period at the same time that stockholders’ equity has been below $50 million. USEC reported a stockholders’ deficit of $472.9 million as of December 31, 2012, following the expense of $1.1 billion of previously capitalized work in process costs related to the American Centrifuge project.

USEC has notified the NYSE that it will submit a plan to restore compliance. The Company has 45 days from receipt of the April 30, 2013, notice from the NYSE to submit a plan, and the NYSE has 45 days from receipt of the plan to accept or reject it. If the plan is accepted, the Company has up to 18 months to demonstrate compliance with the NYSE continued listing standards. During this 18-month period, USEC common shares will continue to be listed and traded on the NYSE, subject to continued periodic review by the NYSE of USEC’s progress with respect to its plan and compliance with other NYSE continued listing standards.

The average closing price of the Company’s common stock also continues to be below the NYSE’s continued listing criteria relating to minimum share price. To cure this condition, the Company intends to seek stockholder approval for a reverse stock split at its next annual meeting of stockholders, scheduled for June 27, 2013.  If the Company’s stockholders approve the reverse stock split and USEC effectuates the reverse stock split to cure the condition, the condition will be deemed cured if USEC’s closing share price promptly exceeds $1.00 per share, and the price remains at or above that level for at least the following 30 trading days.

USEC Inc., a global energy company, is a leading supplier of enriched uranium fuel for commercial nuclear power plants.

###

Forward Looking Statements

This news release contains “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934 – that is, statements related to future events. In this context, forward-looking statements may address our expected future business and financial performance, and often contain words such as “expects”, “anticipates”, “intends”, “plans”, “believes”, “will” and other words of similar meaning. Forward-looking statements by their nature address matters that are, to different degrees, uncertain.  For USEC, particular risks and uncertainties that could cause our actual future results to differ materially from those expressed in our forward-looking statements include, but are not limited to: risks related to the ongoing transition of our business, including uncertainty regarding the transition of the Paducah gaseous diffusion plant and uncertainty regarding continued funding for the American Centrifuge project; the impact of a potential de-listing of our common stock on the NYSE, including the potential for the holders of our convertible notes to require the Company to repurchase their notes in the event of a de-listing; the impact of a potential balance sheet restructuring on the holders of our common stock and convertible notes; risks related to the need to restructure the investments by Toshiba Corporation and Babcock & Wilcox Investment Company ; risks related to the underfunding of our defined benefit pension plans and the impact of the potential requirement for us to place an amount in escrow or purchase a bond with respect to such underfunding; the impact of uncertainty regarding our ability to continue as a going concern on our liquidity and prospects; the expiration of our agreement with Energy Northwest on May 31, 2013 and uncertainty regarding our ability to reach an agreement with potential interested parties for a short term extension of enrichment at the Paducah gaseous diffusion plant beyond May 31, 2013 and the impact of actions we will need to take in the near term if an agreement is not reached; the continued impact of the March 2011 earthquake and tsunami in Japan on the nuclear industry and on our business, results of operations and prospects;  the impact and potential extended duration of the current supply/demand imbalance in the market for LEU; our ability to manage the transition costs and other impacts of ceasing enrichment at Paducah; uncertainty regarding the timing, amount and availability of additional funding for the RD&D program and the dependency of government funding on Congressional appropriations; restrictions in our credit facility on our spending on the American Centrifuge project and the potential for us to demobilize the project;  limitations on our ability to provide any required cost sharing under the RD&D program; uncertainty concerning our ability through the RD&D program to demonstrate the technical and financial readiness of the centrifuge technology for commercialization; uncertainty concerning the ultimate success of our efforts to obtain a loan guarantee from DOE and other financing for the American Centrifuge project and the timing and terms thereof; potential changes in our anticipated ownership of or role in the American Centrifuge project, including as a result of the need to raise additional capital to finance the project; the impact of actions we have taken or may take to reduce spending on the American Centrifuge project, including the potential loss of key suppliers and employees, and impacts to cost and schedule; the impact of delays in the American Centrifuge project and uncertainty regarding our ability to remobilize the project; the potential for DOE to seek to terminate or exercise its remedies under the RD&D cooperative agreement or the June 2002 DOE-USEC agreement; changes in U.S. government priorities and the availability of government funding, including loan guarantees; our ability to extend, renew or replace our credit facility that matures on September 30, 2013; risks related to our inability to repay our convertible notes at maturity in October 2014; restrictions in our credit facility that may impact our operating and financial flexibility; our dependence on deliveries of LEU from Russia under a commercial agreement with a Russian government entity known as Techsnabexport that expires in 2013 and under a new commercial supply agreement with Russia (the Russian Supply Agreement) and limitations on our ability to import the Russian LEU we buy under the Russian Supply Agreement into the United States and other countries; the decrease or elimination of duties charged on imports of foreign-produced low enriched uranium; pricing trends and demand in the uranium and enrichment markets and their impact on our profitability; movement and timing of customer orders; changes to, or termination of, our contracts with the U.S. government; risks related to delays in payment for our contract services work performed for DOE; the impact of government regulation by DOE and the U.S. Nuclear Regulatory Commission; the outcome of legal proceedings and other contingencies (including lawsuits and government investigations or audits); the competitive environment for our products and services; changes in the nuclear energy industry; the impact of volatile financial market conditions on our business, liquidity, prospects, pension assets and credit and insurance facilities; the impact of potential changes in the ownership of our stock on our ability to realize the value of our deferred tax benefits; the timing of recognition of previously deferred revenue;  and other risks and uncertainties discussed in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K and quarterly reports on Form 10-Q, which are available on our website at www.usec.com. Revenue and operating results can fluctuate significantly from quarter to quarter, and in some cases, year to year. We do not undertake to update our forward-looking statements except as required by law.

Contacts:

Investors:               Steven Wingfield  (301) 564-3354

Media:                     Paul Jacobson  (301) 564-3399

USEC Inc.
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(Unaudited)
(millions, except per share data)

	Three Months Ended March 31,
	2013	2012
Revenue:
Separative work units	$290.2	$537.9
Uranium	27.6	-
Contract services	2.6	4.1
Total Revenue	320.4	542.0
Cost of Sales:
Separative work units and uranium	303.8	501.2
Contract services	3.3	4.1
Total Cost of Sales	307.1	505.3
Gross profit	13.3	36.7
Advanced technology costs	59.3	36.7
Selling, general and administrative	12.9	13.6
Special charge for workforce reductions and advisory costs	2.4	6.4
Other (income)	(47.6)	-
Operating (loss)	(13.7)	(20.0)
Interest expense	13.3	12.7
Interest (income)	(0.3)	(0.1)
(Loss) from continuing operations before income taxes	(26.7)	(32.6)
Provision (benefit) for income taxes	(3.0)	(3.3)
Net (loss) from continuing operations	(23.7)	(29.3)
Net income from discontinued operations	21.7	0.5
Net (loss)	$(2.0)	$(28.8)

Net (loss) from continuing operations per share – basic and diluted	$(.19)	$(.24)
Net (loss) per share – basic and diluted	$(.02)	$(.24)
Weighted-average number of shares outstanding – basic and diluted	123.1	122.3

USEC Inc.
CONSOLIDATED CONDENSED BALANCE SHEETS
(Unaudited)
(millions)

	March 31, 2013	December 31, 2012
ASSETS
Current Assets
Cash and cash equivalents	$71.9	$292.9
Restricted cash	15.1	-
Accounts receivable, net	153.2	134.8
Inventories	1,060.8	1,593.2
Deferred costs associated with deferred revenue	106.2	116.8
Other current assets	22.2	19.2
Total Current Assets	1,429.4	2,156.9
Property, Plant and Equipment, net	43.9	51.0
Other Long-Term Assets
Deposits for surety bonds	22.6	22.3
Goodwill	-	6.8
Other assets	28.9	29.4
Total Other Long-Term Assets	51.5	58.5
Total Assets	$1,524.8	$2,266.4

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current Liabilities
Accounts payable and accrued liabilities	$139.0	$145.8
Payables under Russian Contract	-	209.8
Inventories owed to customers and suppliers	474.7	950.0
Deferred revenue and advances from customers	156.8	125.5
Credit facility term loan	-	83.2
Convertible preferred stock	103.7	100.5
Total Current Liabilities	874.2	1,614.8
Long-Term Debt	530.0	530.0
Other Long-Term Liabilities
Postretirement health and life benefit obligations	210.4	207.2
Pension benefit liabilities	322.4	321.7
Other liabilities	57.4	65.6
Total Other Long-Term Liabilities	590.2	594.5
Stockholders’ Equity (Deficit)
Total Liabilities and Stockholders’ Equity (Deficit)	(469.6)	(472.9)
	$1,524.8	$2,266.4

USEC Inc.
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(Unaudited)
(millions)
	Three Months Ended March 31,
	2013	2012
Cash Flows from Operating Activities
Net (loss)	$(2.0)	$(28.8)
Adjustments to reconcile net (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	9.4	10.2
Deferred income taxes	(2.6)	(2.3)
Convertible preferred stock dividends payable-in-kind	3.2	2.9
Gain on sale of subsidiary	(35.6)	-
Changes in operating assets and liabilities:
Accounts receivable – (increase)	(15.1)	(36.0)
Inventories, net – decrease	57.1	347.8
Payables under Russian Contract – (decrease)	(209.8)	(206.9)
Deferred revenue, net of deferred costs – increase (decrease)	41.9	(1.6)
Accounts payable and other liabilities – increase (decrease)	(3.4)	2.3
Accrued depleted uranium disposition – (decrease)	-	(45.2)
Restricted cash – (increase)	(15.1)	-
Other, net	(3.3)	5.3
Net Cash Provided by (Used in) Operating Activities	(175.3)	47.7

Cash Flows Provided by (Used in) Investing Activities
Capital expenditures	-	(2.9)
Deposits for surety bonds	(0.3)	-
Proceeds from sale of subsidiary	39.9	-
Net Cash Provided by (Used in) Investing Activities	39.6	(2.9)

Cash Flows Used in Financing Activities
Borrowings under revolving credit facility	-	96.5
Repayments under revolving credit facility	-	(96.5)
Repayment of credit facility term loan	(83.2)	-
Payments for deferred financing costs	(2.0)	(9.7)
Common stock issued (purchased), net	(0.1)	(0.4)
Net Cash (Used in) Financing Activities	(85.3)	(10.1)
Net Increase (Decrease)	(221.0)	34.7
Cash and Cash Equivalents at Beginning of Period	292.9	37.6
Cash and Cash Equivalents at End of Period	$71.9	$72.3
Supplemental Cash Flow Information:
Interest paid	$3.2	$3.0
Income taxes paid, net of refunds	0.4	0.3